EXHIBIT 99.1

Atreca Reports Fourth Quarter and Full Year 2019 Financial Results

SOUTH SAN FRANCISCO, Calif., March 11, 2020 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the fourth quarter and full year ended December 31, 2019 and provided an overview of recent developments.

“2019 was a successful year for Atreca as we evolved into a public, clinical-stage company, positioning us for future growth,” said John Orwin, Chief Executive Officer. “We recently dosed the first patient in our Phase 1b dose-escalation clinical trial evaluating ATRC-101 in multiple solid tumor types following clearance of our first IND by the FDA in November. Additionally, our new strategic collaboration with Merck to identify novel antibody targets in oncology underscores the potential of our differentiated approach to drug discovery and could help accelerate efforts to expand our clinical pipeline. We look forward to further progress in 2020.”

Recent Developments and Highlights

  Following the clearance of an Investigational New Drug application (IND) by the U.S. Food and Drug Administration (FDA) in November 2019, Atreca commenced patient dosing in a Phase 1b first-in-human clinical trial evaluating ATRC-101 in patients with select solid tumor cancers.

  In February 2020, Atreca announced a strategic research collaboration with Merck to identify the antigenic targets of select novel antibodies discovered by Atreca with potential utility in oncology. Under the terms of the agreement, Atreca retains exclusive ownership and rights to develop all Atreca antibodies included in the collaboration with Merck, while Merck will receive a right-of-first negotiation should Atreca seek to partner or out-license one or more of the antibodies.

Fourth Quarter and Full Year 2019 Financial Results

  As of December 31, 2019, cash and cash equivalents and short-term investments totaled $183.4 million.

  Research and development expenses for the year ended December 31, 2019 were $54.7 million, including non-cash share-based compensation expense of $3.0 million. Research and development expenses for the three months ended December 31, 2019 were $14.3 million, including non-cash share-based compensation expense of $886,000.

  General and administrative expenses for the year ended December 31, 2019 were $17.8 million, including non-cash share-based compensation expense of $3.1 million. General and administrative expenses for the three months ended December 31, 2019 were $6.9 million, including non-cash share-based compensation expense of $1.2 million.

  Atreca reported a net loss of $67.5 million, or basic and diluted net loss per share attributable to common stockholders of $4.26, for the year ended December 31, 2019. The Company reported a net loss of $20.1 million, or basic and diluted net loss per share attributable to common stockholders of $0.72, for the three months ended December 31, 2019.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based cancer immunotherapeutics generated by its differentiated discovery platform. Atreca’s platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumor. These antibodies provide the basis for first-in-class therapeutic candidates, such as lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “will”, “could,” “future,” “forward,” “potential,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and Investigational New Drug application and other regulatory submissions, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2019	2018

ASSETS

Current Assets
Cash and cash equivalents	$157,954	$114,504
Investments	14,663	—
Prepaid expenses and other current assets	3,502	2,721
Total current assets	176,119	117,225
Property and equipment, net	5,771	4,143
Long-term Investments	10,799	—
Deposits and other	3,026	316
Total assets	$195,715	$121,684

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$2,133	$1,307
Accrued expenses	5,395	3,008
Other current liabilities	419	247
Total current liabilities	7,947	4,562
Capital lease obligations, net of current portion	53	100
Deferred rent	763	6
Preferred stock warrant liability	-	380
Total liabilities	8,763	5,048

Convertible preferred stock	—	209,669

Stockholders’ equity (deficit)
Common stock	3	—
Additional paid-in capital	351,039	3,593
Accumulated other comprehensive loss	16	(4)
Accumulated deficit	(164,106)	(96,622)
Total stockholders’ equity	186,952	(93,032)
Total liabilities and stockholders’ equity (deficit)	$195,715	$121,684

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

($ amounts in 000's, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Expenses
Research and development	$14,279	$10,631	$54,726	$32,513
General and administrative	6,926	2,253	17,845	7,060
Total expenses	21,205	12,884	72,571	39,573
Interest and other income (expense)
Other income	329	301	2,134	961
Interest income	885	602	3,213	714
Interest expense	(1)	(2)	(6)	(9)
Preferred stock warrant liability revaluation	—	(3)	(123)	(33)
Foreign exchange loss	(7)	—	(8)	—
Loss on disposal of property and equipment	(115)	—	(122)	(1)
Loss before Income tax expense	(20,114)	(11,986)	(67,483)	(37,941)
Income tax benefit (expense)	1	2	(1)	1
Net loss	$(20,113)	$(11,984)	$(67,484)	$(37,940)
Net loss per share, basic and diluted	$(0.72)	$(5.64)	$(4.26)	$(18.02)
Weighted-average shares used in computing
net loss per share, basic and diluted	27,959,975	2,125,315	15,834,175	2,104,861

Contacts
Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251, ext. 251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com
Source: Atreca, Inc.